Exhibit 99.1
Healthcare Services Group
Reports Full Year and Fourth Quarter Results

Exceeds 2025 Expectations
Announces New Share Repurchase Program
Provides 2026 Growth Outlook

◦Revenue: $1.84 billion for the year (+7.1%) and $466.7 million for the quarter (+6.6%).
◦Net income and EPS: $59.1 million or $0.81 for the year and $31.2 million or $0.44 for the quarter.
◦Cash flow from operations: $145.0 million for the year and $17.4 million for the quarter. Excluding change in payroll accrual, $164.1 million for the year and $36.4 million for the quarter.
◦Share repurchase: Completes $50.0 million buyback and authorizes new $75.0 million, 12-month program.
◦2026 outlook: Expects mid-single-digit revenue growth.

BENSALEM, PA--(BUSINESS WIRE)-- Healthcare Services Group, Inc. (NASDAQ:HCSG) today reported results for the three months ended December 31, 2025.

Ted Wahl, Chief Executive Officer, stated, “I am extremely pleased with our fourth quarter performance, which capped a strong year for Healthcare Services Group. Against the backdrop of solid industry fundamentals, we exceeded our initial 2025 expectations for revenue, earnings, and cash flow, driven by disciplined execution of our strategic priorities.”

Mr. Wahl continued, “Year over year revenue was up over 7%, with our Campus division reaching a significant milestone in its growth journey, achieving over $100 million in revenue. We successfully managed cost of services and SG&A within our targeted ranges, and we generated significant free cash flow. We also returned over $60 million of capital through our share repurchase program and ended the year with a strong balance sheet and ROIC profile, underscoring our focus on value creating capital deployment.”

Mr. Wahl concluded, “Looking ahead to 2026, we are optimistic about our trajectory and expect mid-single-digit growth. We remain confident that continuing to execute on our strategic priorities, supported by our robust business fundamentals, will enable us to drive growth, while delivering sustainable, profitable results.”

Fourth Quarter Results

◦Revenue was reported at $466.7 million, a 6.6% increase over the prior year.
▪Segment revenues and margins for Environmental and Dietary Services were reported at $210.8 million and 12.6% and $255.9 million and 7.2%, respectively.
◦Cost of services was reported at $394.6 million or 84.6%.
▪The Company’s 2026 goal is to manage the cost of services in the 86% range.
◦SG&A was reported at $46.2 million. After adjusting for the $0.4 million increase in deferred compensation, SG&A was $45.8 million or 9.8%.
▪The Company’s 2026 goal is to manage SG&A in the 9.5% to 10.5% range, with the longer term goal of managing those costs into the 8.5% to 9.5% range.

Exhibit 99.1
◦Effective tax rates1 for the quarter and year were reported as a 9.4% benefit and 13.0% expense, respectively.
▪The Company expects its 2026 effective tax rate to be approximately 25%.
◦Net income and diluted EPS were reported at $31.2 million and $0.44.

Balance Sheet and Liquidity

The Company’s primary sources of liquidity are cash flow from operating activities, cash and cash equivalents, and its revolving credit facility. Cash flow from operations was reported at $17.4 million. After adjusting for the $19.0 million decrease in the payroll accrual, cash flow from operations was $36.4 million. As of the end of the fourth quarter, the Company had cash and marketable securities of $203.9 million and an unutilized $300.0 million credit facility.

Share Repurchases

The Company announced the completion of its $50.0 million, 12-month share repurchase plan, five months ahead of schedule. Those share repurchases included $19.6 million of buybacks during the fourth quarter, which contributed to the Company’s $61.6 million of share repurchases in 2025. In February 2026, the Board of Directors authorized the repurchase of up to 10.0 million outstanding shares of common stock. In conjunction with that authorization, the Company announced that it plans to further accelerate the pace of its share buybacks, and over the next 12-months, intends to repurchase $75.0 million of its common stock.

Mr. Wahl stated, “Over the past few years, we have continued to strengthen our balance sheet and expect strong cash flow generation over the next 12 months and beyond. We have demonstrated a prudent and balanced approach to capital allocation, including first and foremost investing in our growth initiatives. The current valuation of our shares, relative to our long-term growth potential, presents a compelling opportunity to return meaningful capital to shareholders through the buyback.”

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, February 11, 2026, at 8:30 a.m. Eastern Time to discuss its results for the three months ended December 31, 2025. The call may be accessed via phone at 1 (800) 715-9871, Conference ID: 9951274. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on the website for one year following the date of the earnings call.

The Company will be participating in Non-Deal Roadshows hosted by William Blair in Minneapolis on February 18th and Milwaukee on February 19th, Oppenheimer in New York on February 24th and Boston on February 25th, and Baird in Chicago on March 12th. The Company will also be attending Oppenheimer’s 36th Annual Healthcare MedTech & Services (Virtual) Conference on March 18th.

About Healthcare Services Group, Inc.

Healthcare Services Group (NASDAQ: HCSG) is a leader in managing Environmental and Dietary services within the healthcare industry. With 50 years of experience, HCSG aims to provide improved operational, regulatory, and financial outcomes for our clients.

1 Effective tax rates include an $8.3 million, or $0.12 per share benefit related to the taxability of Employee Retention Credits. The Company, in consultation with third-party experts, has determined its tax position with respect to these receipts.

Exhibit 99.1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of federal securities laws, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “estimates,” “will,” “goal,” “intend” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services to the healthcare industry and primarily providers of long-term care; credit and collection risks associated with the healthcare industry; the impact of bank failures; our claims experience related to workers’ compensation, general liability and other insurance programs; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company’s expectations with respect to selling, general and administrative expenses; the impact of past or future cyber attacks or breaches; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2024 under “Government Regulation of Customers,” “Service Agreements and Collections,” and “Competition” and under Item IA. “Risk Factors” in such Form 10K.

These factors, in addition to delays in payments from customers and/or customers undergoing restructurings, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results have been in the past and could in the future be adversely affected by continued inflation particularly if increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) cannot be passed on to our customers.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new customers, retain and provide new services to existing customers, achieve modest price increases on current service agreements with existing customers and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies. There can be no assurance that we will be successful in that regard.

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement HCSG’s consolidated financial information, which are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company believes that certain non-GAAP financial measures are useful in evaluating operating performance and comparing such performance to other companies.

The Company is presenting adjusted cash flows from operations, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA excluding items impacting comparability (“Adjusted EBITDA”). We cannot provide a reconciliation of forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with GAAP.

Company Contacts:

Theodore Wahl
President and Chief Executive Officer

Vikas Singh
Executive Vice President and Chief Financial Officer

Matthew J. McKee
Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

Exhibit 99.1
HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue	$466,682	$437,812	$1,837,173	$1,715,682
Operating costs and expenses:
Cost of services	394,611	379,209	1,597,768	1,487,592
Selling, general and administrative	46,196	44,824	190,866	183,060
Income from operations	25,875	13,779	48,539	45,030
Other income, net	2,677	1,026	19,327	7,911
Income before income taxes	28,552	14,805	67,866	52,941

Income tax (benefit) provision	(2,692)	2,885	8,807	13,470
Net income	$31,244	$11,920	$59,059	$39,471

Basic earnings per common share	$0.44	$0.16	$0.82	$0.54

Diluted earnings per common share	$0.44	$0.16	$0.81	$0.53

Basic weighted average number of common shares outstanding	70,483	73,553	72,380	73,754

Diluted weighted average number of common shares outstanding	71,635	73,934	73,032	73,988

Exhibit 99.1
HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$125,189	$56,776
Restricted cash equivalents	5,577	3,355
Marketable securities, at fair value	42,774	50,535
Restricted marketable securities, at fair value	30,352	25,105
Accounts receivable, net	281,303	330,907
Notes receivable, net	31,243	51,429
Other current assets	59,977	38,545
Total current assets	576,415	556,652

Property and equipment, net	27,586	28,198
Notes receivable — long-term, net	25,209	41,054
Goodwill	79,797	75,529
Other intangible assets, net	6,964	9,442
Deferred compensation funding	55,909	49,639
Other assets	22,373	42,258
Total assets	$794,253	$802,772

Accrued insurance claims — current	$24,371	$25,148
Other current liabilities	146,004	167,399
Total current liabilities	170,375	192,547

Accrued insurance claims — long-term	46,142	51,869
Deferred compensation liability — long-term	56,276	50,011
Lease liability — long-term	9,659	8,033
Other long-term liabilities	1,591	385

Stockholders’ equity	510,210	499,927
Total liabilities and stockholders’ equity	$794,253	$802,772

Exhibit 99.1
HEALTHCARE SERVICES GROUP, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA (in thousands)	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP net income	$31,244	$11,920	$59,059	$39,471
Income tax (benefit) provision	(2,692)	2,885	8,807	13,470
Interest, net	(2,315)	(555)	(14,047)	(424)
Depreciation and amortization[1]	3,870	3,602	16,778	14,585
EBITDA	$30,107	$17,852	$70,597	$67,102
Share-based compensation	3,124	2,337	12,005	9,165
Adjusted EBITDA	$33,231	$20,189	$82,602	$76,267
Adjusted EBITDA as a percentage of revenue	7.1%	4.6%	4.5%	4.4%

Reconciliation of GAAP cash flows from operations to adjusted cash flows from operations (in thousands)	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP cash flows from operations	$17,387	$36,204	$144,968	$30,802
Accrued payroll[2]	19,028	(9,247)	19,162	3,573
Adjusted cash flows from operations	$36,415	$26,957	$164,130	$34,375

1.Includes right-of-use asset depreciation of $2.0 million and $8.3 million for the three and twelve months ended December 31, 2025, respectively, and $2.0 million and $7.8 million for the three and twelve months ended December 31, 2024, respectively.
2.The accrued payroll adjustment reflects changes in accrued payroll for the three and twelve months ended December 31, 2025 and 2024. The Company processes payroll on set weekly and bi-weekly schedules, and the timing of payments may result in operating cash flow increases or decreases which are not indicative of the Company’s quarterly cash flow performance.